Exhibit 4.5

FORM OF NOTE GUARANTEE

Each of the undersigned (the “Guarantors”) hereby jointly and severally unconditionally guarantees, to the extent set forth in the First Supplemental Indenture dated as of June [            ], 2003, by and between Xerox Corporation, as issuer, the Guarantors and Wells Fargo Bank Minnesota, National Association, as Trustee, to the Indenture, dated as of June 25, 2003 between the Company and the Trustee (the “Base Indenture” and as supplemented by the Supplemental Indenture, the “Indenture”), and subject to the provisions of the Indenture, (a) the due and punctual payment of the principal of, and premium, if any, and interest on the applicable series of Notes, when and as the same shall become due and payable, whether at maturity, by acceleration or otherwise, the due and punctual payment of interest on overdue principal of, and premium and, to the extent permitted by law, interest, and the due and punctual performance of all other obligations of the Company to the Holders of the applicable series of Notes or the Trustee, all in accordance with the terms set forth in Article Fourteen of the Supplemental Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

The obligations of the Guarantors to the Holders of the applicable series of and to the Trustee pursuant to this Guarantee and the Indenture are expressly set forth in Article Fourteen of the Supplemental Indenture and reference is hereby made to the Supplemental Indenture for the precise terms and limitations of this Guarantee.

[This Guarantee has been executed and issued pursuant to the requirements of clause (1) of paragraph (a) of Section 1113 of the Supplemental Indenture.]1 This Guarantee is subject to automatic and unconditional release as set forth in Section 1405 of the Supplemental Indenture.

Signatures on Following Pages

[1]	To be included in Guarantees issed on the Issue Date.

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IN WITNESS WHEREOF, each of the Guarantors has caused this Guarantee to be signed by a duly authorized officer.

The Guarantors:

[GUARANTORS]

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